Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2015, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in American Midstream Partners LP's Annual Report on Form 10‑K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 19, 2016